Exhibit 10.1

[AHC Letterhead]

December 11, 2014

Mr. Dan Blizzard

Senior Vice President & Secretary

A. H. Belo Corporation

Dear Dan:

This letter will summarize the terms of your departure from A. H. Belo Corporation. I would like for you to continue to serve in your current capacity through the Annual Meeting of Shareholders on May 15, 2015 or until you find other employment, whichever comes first. Upon your departure, you will be eligible to receive the following:

I. Severance

16 Weeks of Base Pay

6 Months of COBRA Premiums

Payment of severance is contingent on the execution of a Confidential Severance Agreement and General Release.

II. Bonus

Any cash bonus you have earned based upon the Company’s 2014 financial performance will be paid, subject to the final approval of the Compensation Committee of the Company’s 2014 financial performance metrics at their meeting on February 3, 2015. Payment of your cash bonus based upon your Individual Non-Financial Performance Objectives will be paid at 100% on the earlier of (i) February 3, 2015 and (ii) your last day of employment with the Company, but in no event before December 31, 2014.

III. Equity and LTI Payouts

Regardless of when you depart the Company, you meet the retirement eligibility requirements under the Company’s Incentive Compensation Plan. As such, all unvested Time-Based Restricted Share Units and Long-Term Cash Incentives will automatically vest upon termination and will be paid six months after your termination date in order to comply with IRS Section 409A regulations.

[AHC Letterhead]

IV. Benefits

Benefits for you and any covered dependents will continue through May 31, 2015. If you voluntarily resign prior to May 15, 2015, you will be covered under the Company’s benefit plans through the end of the month in which you resign.

V. Outplacement

We will provide you outplacement services in the amount of $2,500.

VI. Consulting Agreement

The Company will enter into a Consulting Agreement with you for a term from May 15, 2015 through February 15, 2016 and at a rate of $5,384.62 per week. This amount was determined by dividing your current base salary of $280,000 by 52. Termination of this Consulting Agreement by the Company shall result in accelerated payments that would have been made during the remainder of the term.

Please contact me if you have any questions.

Sincerely,

A.H. Belo Corporation

/s/ Jim M. Moroney, III
Chairman of the Board, President and Chief Executive Officer